Exhibit 99.1

Press Release

Community Valley Bancorp Reports Second Quarter Financial Results

(Chico, CA 7/16/04) - Community Valley Bancorp, parent company of Butte Community Bank (the “Bank”), today announced second quarter earnings of $1.465 million, an increase of 31.3% over 2003 second quarter earnings of $1.116 million.  For the six months ended June 30, 2004, the Company achieved earnings of $2.553 million, compared to earnings of $2.153 million for the six month period ended June 30, 2003.  On a diluted per share basis, second quarter and year-to-date earnings were $.39 and $.67 compared to $.30 and $.58 for the same periods in 2003.  The Company’s year-to-date return on average assets and return on average equity were 1.28% and 16.36% compared to 1.26% and 16.32% for the six months ended June 30, 2003.

Net interest income for the second quarter of $4.881 million was up $848,000, or 21%, compared with $4.033 million for the same quarter last year.  For the six months ended June 30, 2004, net interest income increased $1.533 million, or 19.3%, from $7.935 million for the six months ended June 30, 2003 to $9.468 million.   Increases for both periods were due to significant growth in earning assets, as the Company’s net interest margin increased from 5.01% in the second quarter of 2003 to 5.42% for the current three-month period and from 5.08% for the six months ended June 30, 2003, to 5.42% for the quarter ended June 30, 2004.

Non-interest income of $1.554 million increased 12.4% over the prior year’s second quarter level of $1.383 million and was $217,000, or 8.5% more on a year-to-date basis.  The increases were primarily due to higher levels of service fees.

Non-interest expense of $3.749 million increased 12.5% over the $3.3 million reported in the second quarter of 2003 and increased 15% to $7.536 million year-to-date from $6.551 million for the six months ended June 30, 2003, primarily due to salaries paid to new employees as well as furniture, fixtures, equipment and construction costs associated with the new Red Bluff branch which opened in May and the Marysville branch that opened July 6th of this year.

Overall, revenue sources continued to increase due to strong balance sheet growth, and higher levels of fees and net gains from loans sold in the secondary market.  As a result, the efficiency ratio was 58.3% during the second quarter of 2004 compared to 61.5% for the same period in 2003, and from 61.5% year-to-date compared to 62.4% for the six months ended June 30, 2003.

The Company continues to experience strong balance sheet growth with total assets increasing $45.3 million, or 12.3%, from $369.0 million as of June 30, 2003, to $414.5 million at June 30, 2004, and increasing $28.7 million, or 7.2%, from $386.7 million at December 31, 2003.

Deposits grew similarly over the same period increasing $38.6 million, or 11.7%, from $329.0 million at June 30, 2003, to $367.6 million at June 30, 2004, and increasing $25.1 million, or 7.3%, from $342.5 million at December 31, 2003.

Loans, net of allowance for loan losses, increased $62.4 million, or 25.8%, from $241.7 million at June 30, 2003 to $304.1 million at June 30, 2004, and increased 12.5%, from $270.2 million at December 31, 2003.

Deposit growth occurred in all categories with non-interest bearing demand deposits increasing $9.6 million, or 13.9%, from $68.9 million at June 30, 2003, to $78.3 million at June 30, 2004.  Interest-bearing deposits increased $29.3 million, or 11.3%, from $260 million to $289.3 million at June 30, 2004.   For the six months ended June 30, 2004, non-interest bearing demand deposits rose $10 million from $68.5 million at December 31, 2003, to $78.5 million.  Interest-bearing deposits grew $15.2 million to $289.3 from $274.1 million at December 31, 2003.

Asset quality remains strong with non-performing assets and past due loans to total loans of .17% as of June 30, 2004, compared to .41% at June 30, 2003.  By comparison the industry average was .66% of total loans for the Company’s peer group, based on data provided as of March 31, 2004.  The Company has net recoveries of prior loan losses of $11,000 for the six months ended June 30, 2004 compared to a net zero charge off total for the same period in 2003.

Forward Looking Statement Disclosure

This news release contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Exchange Act of 1934, as amended and Community Valley Bancorp intends for such forward-looking statements to be covered by the safe harbor provisions for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.  These forward-looking statements describe the Bank’s expectations regarding future events and developments and are subject to risks and uncertainties and includes information about possible or assumed future results of operations. Many possible events or factors could affect the Bank’s future financial results and performance. This could cause results of performance to differ materially from those expressed in the Bank’s forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions, which are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in, or implied by, such forward looking statements. All forward-looking statements are representative only on the date hereof.

About Community Valley Bancorp

Community Valley Bancorp (OTC BB: CVLL) and its subsidiary Butte Community Bank is a progressive Northern California bank that combines traditional deposit and lending services with innovative banking solutions.

Founded in 1990, Butte Community Bank is state-chartered with ten branches in seven cities including Chico, Magalia, Oroville, Paradise, Red Bluff, Yuba City and Marysville.  It also operates loan production offices in Citrus Heights and Redding.  Community Valley Bancorp has headquarters in Chico, California.

Contact:

Community Valley Bancorp

John F. Coger

jcoger@buttecommunity.com  (530) 899-2344